EXHIBIT 10.2
January 26, 2015
Mr. Andre Cohen
Chief of Staff
Coach, Inc
7 Koon Seng Road
Singapore 426957.

Dear Andre:
It is with great pleasure that I confirm our offer to appoint you as President, North America reporting to Victor Luis, Chief Executive Officer, Coach, Inc. (“Coach” or the “Company”). Upon effectiveness of the appointment, you will be considered an “officer” under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well an “Executive Officer” of Coach pursuant Rule 3b-7 of the Exchange Act. You will remain a member of the Company’s Operating Group.

This letter details your base salary, bonus opportunity, annual equity opportunity, the relocation of you and your family to New York, and other benefits. It also lays out the conditions of your employment. If you accept our offer, you agree to start in your new role on January 26, 2015. At that time, your employment relationship will transfer from Coach Hong Kong Limited to Coach, Inc. in the United States.

1.	Base Salary

$850,000 per annum.

Your salary will be paid monthly on the last Thursday of each calendar month.

As you know, performance reviews are typically conducted at the end of our fiscal year, which presently runs from approximately July 1 through June 30. Any merit increases for which you may be eligible also would be determined at that time, and would take effect in September. You will be eligible for a merit increase in September 2015.

2.	Incentive Compensation

You will continue to be eligible to participate in the Coach, Inc. 2013 Performance-Based Annual Incentive Plan ("SOPS"), a cash incentive program under which your payout is based on Coach's financial performance (as well as your individual performance). The target bonus will be 100% of your salary actually earned during the fiscal year. The actual bonus payout will range from 0% of target for performance below established thresholds to 200% of target for maximum performance, with performance components, measures and target values to be established by the Company’s Board of Directors. For fiscal year 2015, your target bonus opportunity will be pro-rated according to the bonus percentage targets in effect for you during each month of your employment (e.g., the bonus percentages set forth above are applicable starting in January 2015).

Any SOPS bonus is paid within three months of the end of the fiscal year and you must be an employee in good standing with Coach on the SOPS bonus payment date in order to be eligible to receive any such SOPS bonus payment. Please refer to the My Pay section of the Coach’s intranet, Coachweb, for governing terms of the SOPS bonus plan. In addition, you remain subject to Coach’s incentive repayment policy for members of the Operating Group which you have previously received and signed.

3.	Annual Equity Compensation

Your compensation package includes a guideline annual equity grant value of $1,050,000 to be granted in a fixed proportion of different equity vehicles as determined annually by the Human Resources Committee (“the Committee”) of the Company’s Board of Directors, which may include restricted stock units (“RSUs”), performance restricted stock units (“PRSUs”), and/or stock options. Coach may make equity grants annually, and you will next be eligible to receive such grants in August 2015. Any such equity grants will be determined based on your position, performance, time in job and other criteria Coach determines it its discretion, which are subject to change. All equity awards are subject to approval by the Committee.

You are subject to the terms and conditions of the grant agreements, including, but not limited to, the provisions relating to clawback of equity gains in certain post-employment scenarios. Notwithstanding anything to the contrary in this letter, the Coach, Inc. 2010 Incentive Award Plan’s (as it may be amended from time to time, the “Stock Plan”) terms and related grant agreements, as they may be changed from time to time, are controlling.

4.	Relocation

You and your family are eligible for relocation under the Coach International Relocation Policy- U.S. Inbound (the “Relocation Policy”), enclosed with this packet. Since your family will not relocate until the conclusion of the school year, in addition to the benefits under the Relocation Policy, you will be eligible to receive up to an additional four months of temporary housing in New York and two round trip family flights to New York with class of airfare in accordance with the Company’s travel policy. Details related to policy provisions will be provided to you. Should you resign your employment within two (2) years of your appointment, or if your employment is terminated for “cause,” as defined below, Coach may require you to repay relocation expenses. You will be required to sign a repayment agreement prior to receiving relocation benefits. If your employment at Coach should cease involuntarily other than for “cause” (as defined below) Coach will cover the cost of relocating you and your family to Singapore under the international relocation policy applicable for your level. These expenses will be paid by the company only if they occur within three months after the effective date of termination, and provided another employer is not paying for the relocation.

5.	Immigration

Coach will obtain the appropriate U.S. work and immigration authorization for you and your accompanying family members. To expedite this process please collect the following documentation:

1.	One passport-style photo for you and your accompanying family members taken within six months

2.	Copy of your up-to-date resume

3.	Copy of all degree certificates

Please note that you and your accompanying family members’ passports will need to be valid for at least twelve (12) months beyond your assignment start date. Accompanying children are required to each hold their own passport. It is your responsibility to maintain the validity of your passport including available pages for travel and visa information as applicable as well as your accompanying family members’ passports as the company does not reimburse for the cost of this.

6.	Income Tax Preparation

Consistent with our policy for international assignments and relocations, you will be provided with income tax preparation services by Coach’s designated tax service provider, PriceWaterhouseCoopers (PwC) to include income tax filings for Hong Kong and the United States for tax years ending on or before December 31, 2017. You are responsible for paying all taxes on your salary, bonus and equity, as required in each tax jurisdiction. In addition, consistent with your existing tax support, in the event you are not considered U.S. tax resident when filing 2014 U.S. income taxes, you will be reimbursed for U.S. income tax obligations related to business trips taken to the U.S. in 2014. Any reimbursement will be a result of the annual U.S. tax filing and tax reconciliation process.

7.	Severance

If your employment at Coach should cease involuntarily for any reason other than for “cause,” as defined below (e.g. position elimination), you will be eligible to receive twelve (12) months of base salary under the Coach, Inc. Severance Pay Plan.  For more information, please view the Severance Plan document on Coachweb or contact Human Resources. To receive separation pay, you will be required to sign a waiver and release agreement in the form provided by Coach. This agreement will include restrictions on your ability to compete with Coach and solicit Coach employees.

8.	Section 409A of the Internal Revenue Code

It is expressly intended and contemplated that this letter comply with the provisions of Section 409A of the Code and the applicable guidance thereunder (“Section 409A”) and that the payments hereunder will either be exempt from Section 409A or will comply with the provisions of Section 409A. This letter will be administered and interpreted in a manner consistent with this intent, and, notwithstanding any provision of this letter to the contrary, in the event that Coach determines that any amounts payable hereunder would be immediately taxable to you under Section 409A, Coach reserves the right (without any obligation to do so or to indemnify you for failure to do so) to amend this letter to satisfy Section 409A or be exempt therefrom (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding any other provision of this letter, if you are a “specified employee” within the meaning of Treas. Reg. §1.409A-1(i)(1), then the payment of any amount or the provision of any benefit under this letter which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after your “separation from service” or, if earlier, your death to the extent required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum on the Company’s first standard payroll date that arises on or after the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. For purposes of any provision of this letter providing for reimbursements to you, such reimbursements shall be made no later than the end of the calendar year following the calendar year in which you incurred such expenses, and in no event shall the unused reimbursement amount during one calendar year be carried over into a subsequent calendar year. For purposes of this letter, you shall not be deemed to have terminated employment unless you have a “separation from service” within the meaning of U.S. Treasury Regulations Section 1.409A-1(h) All rights to payments and benefits under this letter shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. In no event shall any liability for failure to comply with the requirements of Section 409A be transferred from you or any other individual to Coach or any of its affiliates, employees or agents.

9.	Benefits

Your other major benefits will include medical, dental, vision, life insurance, short and long term disability, Coach, Inc. Savings & Profit Sharing Plan, Employee Stock Purchase Plan, employee discount program and 25 business days of vacation per calendar year, as generally provided by the Company at a comparable level in accordance with the plans, practices and programs of the Company. We are enclosing a summary of executive benefits highlighting these programs in Your Coach Benefits Summary Kit.

As an employee of Coach, and as a part of this offer of employment, you will be subject to various Company policies set forth in the attached Addendum as well as those set forth in the Your Coach Benefits Summary Kit that accompanies this offer. Such policies include, but are not limited to the following:

•	Incentive Repayment Policy;

•	Executive Stock Ownership Policy;

•	Notice of Intent to Terminate Employment;

•	Non-Competition and Non-Solicitation Policies; and

•	Other Terms and Conditions of Employment.

By accepting this offer of employment, you are also expressly accepting to be bound by the Company policies set forth in the attached Addendum and in the packet of materials that accompany this offer letter.

Andre, we are all excited to have you take this expanded leadership role at Coach and know that you will build a great future, both for Coach and for yourself. This is Coach's entire offer of employment. As you review this offer, please feel free to contact me with any questions. To accept the offer, and acknowledge you are not relying on any promise or representation that is not contained in this letter, please sign in the space below and return one of the attached copies to me on or before January 26, 2015.

Sincerely,

___/s/ Sarah J. Dunn ___________
Sarah J. Dunn

Global Human Resources Officer
Coach, Inc.

Agreed and accepted by:

_/s/ Andre Cohen________    ___January 26, 2015______________
Andre Cohen                         Date

ADDENDUM
COMPANY POLICIES & CONDITIONS OF EMPLOYMENT

As an employee of Coach, you will be subject to the following policies. Please sign the acknowledgement at the end noting your understanding and agreement.

1.	Incentive Repayment Policy

Coach's Board of Directors has adopted an incentive repayment policy affecting all performance-based compensation Coach pays to members of its Operating Group. Information on this policy is attached. You agree that you remain subject to this repayment policy and that it may change from time-to-time as the Committee deems appropriate and/or as is required by law.

2.	Executive Stock Ownership Policy

Coach's Board of Directors has implemented a stock ownership policy for all Vice Presidents and above. Information on this policy and the recommended amounts of stock ownership for your position is attached. . As an Operating Group member and Section 16(b) officer of Coach, Inc., you will be required to obtain pre-approval of all Coach stock transactions from the Coach Law Department.

3.	Notice of Intent to Terminate Employment

If at any time you elect to terminate your employment with Coach, including a valid retirement from Coach, you agree to provide twelve (12) weeks advance written notice of your intent to terminate your employment and such notice shall be provided via eMail to the Chief Executive Officer and Global Human Resources Officer.  After you have provided your required notice, you will continue to be an employee of Coach.  Your duties and other obligations as an employee of Coach will continue and you’ll be expected to cooperate in the transition of your responsibilities.  Coach shall, however, have the right in its sole discretion to direct that you no longer come to work or to shorten the notice period. Nothing herein alters your status as an employee at-will. Coach reserves all legal and equitable rights to enforce the advance notice provisions of this paragraph. You acknowledge and agree that your failure to comply with the notice requirements set forth in this paragraph shall result in: (i) Coach being entitled to an immediate injunction, prohibiting you from commencing employment elsewhere for the length of the required notice, (ii) Coach being entitled to claw back any bonus paid to you within 180 days of your last day of employment with Coach, (iii) the forfeiture of any unpaid bonus as of your last day of employment with Coach, (iv) any unvested or vested equity award held by you shall be automatically forfeited on your last day of employment with Coach, and (v) Coach being entitled to claw back any Financial Gain (as defined below) you realize from the vesting of any Coach equity award within the twelve (12) month period immediately preceding your last day of employment with Coach. “Financial Gain” shall have the meaning set forth in the various equity award grant agreements that you receive during your employment with Coach.

4.	Non-Competition and Non-Solicitation Policies

You are prohibited from counseling, advising, consulting for, becoming employed by, or providing services to a “competitor” of Coach (as defined below) during employment and the twelve (12) month period beginning on your last day of employment with Coach. You acknowledge that compliance with this paragraph is necessary to protect the business and good will of Coach and that a breach of any of these provisions will irreparably and continually damage Coach, for which money damages may not be adequate. Accordingly, in the event that you breach this paragraph, you will forfeit any unpaid bonus and Coach shall be entitled to claw back any bonus paid to you within 180 days of your last day of employment with Coach. In addition, Coach will be entitled to preliminarily or permanently enjoin you from violating this paragraph in order to prevent the continuation of such harm. For the purposes of this provision, “competitor” includes the companies, together with their respective subsidiaries, parent entities, and all other affiliates as set forth on Exhibit A, attached hereto (such companies subject to change from time-to-time, as posted on Coach’s intranet, Coachweb).

You agree that if you are offered and desire to accept employment with another business, person or enterprise, including, but not limited to, a “competitor” of Coach (as defined above), during the twelve (12) month period beginning on your last day of employment with Coach, you will promptly inform Coach’s Global Human Resources Officer, in writing, of the identity of the prospective employer, your proposed title and duties with that business, person or enterprise, and the proposed starting date of that employment. You also agree that you will inform that prospective employer of the terms of these provisions. Failure to abide by the requirements of this paragraph will also be deemed a failure to provide the required advance written notice set forth above under Notice of Intent to Terminate Employment.

You acknowledge: (a) that the scope and duration of the restrictions on your activities under these provisions are reasonable and necessary to protect the legitimate business interests of Coach; (b) that Coach does business worldwide and, therefore, you specifically agree that, in order to adequately protect Coach, the scope of the restrictions in this provision is reasonable; and (c) that you will be reasonably able to earn a living without violating the terms of these provisions.

You agree that during employment and the twelve (12) month period beginning on your last day of employment with Coach, you will not, without the prior written consent of Coach, alone, or in association with others, solicit on behalf of you, or any other person, firm, corporation or entity, any employee of Coach, or any of its operating divisions, subsidiaries or affiliates, for employment, consulting or other independent contractor arrangements. For purposes of this paragraph and to avoid any ambiguity, you and Coach agree that it will be presumed that you solicited an employee of Coach if such employee commences employment for or on behalf of you or any entity to which you provide services prior to the end of the twelve (12) month period beginning on your last day of employment with Coach. You acknowledge that compliance with this paragraph is necessary to protect the business and good will of Coach and that a breach of any of these provisions will irreparably and continually damage Coach, for which money damages may not be adequate. Accordingly, in the event that you breach this paragraph, you will forfeit any remaining earned but unpaid bonus and Coach shall be entitled to claw back any bonus paid to you within 180 days of your last day of employment with Coach. In addition, Coach will be entitled to preliminarily or permanently enjoin you from violating this paragraph in order to prevent the continuation of such harm.

5.	Other Terms and Conditions of Employment
If you accept Coach's offer of employment, our relationship is "employment-at-will." That means you are free, at any time, for any reason, to end your employment with Coach and that Coach may do the same, subject to the advance notice requirements set forth above under Notice of Intent to Terminate Employment. The Company has “cause” to terminate your employment upon (i) your willful failure to substantially perform the duties as President (other than any such failure resulting from your permanent Disability), which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (ii) your failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Chief Executive Officer, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (iii) your commission at any time of any act or omission that results in a conviction, plea of no contest, or imposition of un-adjudicated probation for any felony or crime involving fraud, embezzlement, material misconduct, misappropriation or moral turpitude; (iv) your willful taking of or failure to take any action, which action or omission is materially injurious to the Company, whether monetarily or otherwise (including, without limitation, any act or omission that is materially detrimental to the business or reputation of the Company); (v) your unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing your duties and responsibilities; or (vi) your willful commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof).
In the event that any dispute arises between the Company and you regarding or relating to this letter and/or any aspect of your employment relationship with the Company, AND IN LIEU OF LITIGATION AND A TRIAL BY JURY, the parties agree to resolve the dispute through mediation using the services of JAMS, the Resolution Experts, at the cost of the Company.  If such mediation fails to resolve the dispute, the parties consent to resolve such dispute through mandatory arbitration under the Commercial Rules of the American Arbitration Association, before a single arbitrator in New York, New York. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction.

Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief.  The parties hereby consent to the exclusive jurisdiction in the state and Federal courts of or in the State of New York for purposes of seeking such injunctive or equitable relief as set forth above.  Any and all out-of-pocket costs and expenses incurred by the parties in connection with such arbitration (including attorneys’ fees) shall be allocated by the arbitrator in substantial conformance with his or her decision on the merits of the arbitration.
Our agreement regarding employment-at-will may not be changed, except specifically in writing signed by both the Committee and you. Coach may in its discretion add to, discontinue, or change compensation, duties, benefits and policies. Notwithstanding the foregoing two sentences, nothing in the preceding two sentences shall be construed as diminishing the financial obligations of either of the parties hereunder, including, without limitation, Coach’s obligations to pay salary, bonus, equity compensation, severance etc., pursuant to the pertinent provisions set forth above. All payments made hereunder are subject to the usual withholdings required by law. In the event of a breach by you of any provision of this offer letter and/or any of the Company policies which are included herewith, you agree to reimburse Coach for any and all reasonable attorney’s fees and expenses related to the enforcement of this agreement, including, but not limited to, the clawback of gains specified hereunder.

Our offer of employment is contingent on the following:

•	Formal ratification of this agreement by the Committee;

•	Your passing a credit/background check and verification of your identity and authorization to be employed in the United States;

•	Your returning a signed copy of this offer letter on or before January 26, 2015;

•
Your agreement to be bound by, and adhere to, all of Coach's policies in effect during your employment with Coach, including the Executive Stock Ownership Policy and Incentive Repayment Policy, and our Confidentiality, Information Security and Privacy Agreement; and

•	The terms and conditions of individual equity award agreements.

EXHIBIT A

Competitor List
(as of January 2015)

Burberry Group PLC
Cole Haan LLC
Diane von Furstenberg Studio, L.P.
Fast Retailing Co., Ltd.
Fung Group
The Gap, Inc.
Kering
J. Crew Group, Inc.
Kate Spade and Company
L Brands, Inc.
LVMH Moet Hennessy Louis Vuitton SA
Michael Kors Holdings Limited
PVH Corp.
Prada, S.p.A.
Proenza Schouler
Rag & Bone
Ralph Lauren Corporation
Tory Burch LLC
Tumi Holdings, Inc.
V.F. Corporation